MarketVoice Consulting Agreement

This is an agreement dated and effective this 11th day of July 2005 by and between B. Michael Friedman/MarketVoice Inc., a company organized under the laws of the State of Florida having its principle office at 319 Clematis Street Suite 803, Palm Beach, Florida 33432 (hereinafter referred to as The Company), and Guardian Technologies Intl. Inc.(OTCBB:GDTI), a company organized under the laws of the State of Delaware; having executive offices at 516 Herndon Parkway, Herndon, VA 20170  (hereinafter referred to as The Client).

Recitals

I.  The Client desires to obtain financial consulting services from The Company as more particularly described herein (“Scope of Services and Manner of Performance”).

II. The Company is in the business of providing such consulting services and has agreed to provide the services on the terms and conditions set forth in this agreement.

Now, therefore, in consideration of the faithful performance of the obligations set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, The Company and The Client hereby agree as follows.

Terms

1.     Scope of Services.  The Company will perform financial consulting and investor relations services on a non-exclusive basis for and on behalf of The Client in relation to interactions with broker-dealers, shareholders and members of the public and will consult with and advise The Client on matters pertaining to company investor/public relations, business modeling and development and preparation of press releases and will perform services including:

a.

Press Release Dissemination and media Campaigns

b.

Investor and Brokerage conference calls with introduction to at least three (3) of the following firms:

1)

Raymond James

2)

Weistminster Securities

3)

Noble Financial Group

4)

Meryll Lynch & CO.

5)

Maxim Group

6)

AG Edwards

7)

Carlin Securities

8)

Edward Jones Securities

9)

Feltl and Associates

c.

Media submissions and Radio Campaigns

d.

Analyst Reports.

e.

Webcasting Events On Financial Site Network

f.

Corporate Road Shows to Brokerage firms and Hedge Funds

g.

Advise Client as To AMEX, and smallcap Nasdaq strategy and application

h.

Expand Market Maker Representation

2.     Manner of performance.  The Company will provide research on The Client and distribute Client material to institutions, portfolio managers, broker-dealers, financial advisers and other persons whom The Company determines, in consultation with The Client, are capable of disseminating such information to the general public.  The Company will also advise The Client concerning investor relations and promotional matters relating to its business.  The Company will act upon The Client’s behalf in the investment community, with existing shareholders and the public.

Anything to the contrary not withstanding, The Company will not disseminate any information or documentation relating to The Client without The Client’s written approval, which shall be within The Client’s sole discretion.  It is expressly agreed and acknowledged that The Company will not be expected to provide investment advice or recommendations regarding The Client to anyone.  The Company will focus on contracting persons, generally though conventional communications in order to familiarize them with information concerning The Client.  Additionally, The Company shall be available for advice and counsel to the officers and directors of The Client at such reasonable and convenient times and places as may be mutually agreed upon.  Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time allocated by the Company, shall be determined at the sole discretion of The Company but, in any event, The Company shall allocate such time as may be necessary for it to perform its obligations under this Agreement

3.      Status of The Company.  The Company shall act as an independent contractor and not as an agent or employee of The Client and The Company shall make no representation as an agent or employee of The Client.  The Company shall furnish insurance and be responsible for all taxes as an independent contractor.  The Company shall have no authority to bind The Client or incur other obligations on behalf of The Client.  Likewise, The Client shall have no authority to bind The Company or incur obligations on behalf of The Company.

4.   Disclosure of Material Events.  The Client agrees to disclose to The Company in a timely manner those events/discoveries which are known and/or anticipated that may reasonably be expected to have an impact on the stock, business operations, future business, or public perception of The Client, as this has a material impact on the ability and effectiveness of The Company and service rendered.

5.    Confidentiality Agreement.  In the event The Client discloses information to The Company that The Client considers to be secret, proprietary or non-public (collectively “Confidential Information”) and so notifies The Company, The Company agrees to hold such Confidential Information in confidence.  Confidential Information shall be used by The Company only in connection with the services rendered by it under this Agreement and shall not be disseminated without The Client’s written approval, which shall be within The Client’s sole discretion.  Confidential Information shall not be deemed to include information which a) is in or becomes in the public domain without violation of this Agreement by The Client, or b) is rightfully received from a third entity having no obligation to The Client to keep such information confidential and without violation of this Agreement.  In reciprocal, The Client agrees to hold confidential all trade secrets of and proprietary methods employed by The Company in fulfillment of the services it renders pursuant to this Agreement that are designated as trade secrets or proprietary methods by The Company in writing to The Client.

6.       Indemnification.  The Client agrees to indemnify and hold harmless The Company against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which The Company is willing and capable of providing services on a “Best Efforts” basis.  The Company cannot be held liable for negative stock activity unless it can be shown that this activity comes as a direct result of willful, negligent, in appropriate and illegal representation or misrepresentation by The Company.  The Company cannot and will not provide a guarantee as to anticipated stock price, performance and/or trading volume.  The Company agrees to indemnify and hold harmless The Client against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) resulting from the negligence or willful misconduct of The Company in the performance of its services hereunder.

7.    Conflict of Interest.  The Company shall be free to perform services for other persons not engaged in the businesses in which The Client is engaged.  The Company will notify The Client prior to performing consulting services for any other client that could conflict with The Company’s obligations under this Agreement, after which The Client may terminate this Agreement by notice to The Company within ten business days after receipt of such notice from The Company.

8.       Term.  Refer to Schedule A.

9.       Scope of Services.  Refer to Schedule B.

10.     Payment.  Refer to Schedule C.

11.     Severability. In the event any part of this agreement shall be held to be invalid by any competent court or arbitration panel, this agreement shall be interpreted as if only that part is invalid and that the parties to this agreement will continue to execute the rest of this agreement to the best of their abilities unless both parties mutually consent to the dissolution of this agreement.

12.

Representations and Warranties.  Each party hereby represents, warrants and covenants to the other that it is an entity validly existing pursuant to the laws of the state in which it is organized and has the full power and authority to carry out the terms of this Agreement.  The person signing this Agreement is duly authorized to so execute the same and this Agreement will be valid and binding on such party in accordance with its terms.  The execution, delivery and performance of this Agreement will not violate any other agreement or instrument to which such party is a party.

13.

Governing Law.  This Agreement shall be interpreted accordance with laws of the State of Florida.

14.

Entire Agreement.  This Agreement and attached schedules constitute the entire contract of the parties with respect to the matters addressed herein and no modifications of this Agreement shall be enforceable unless in writing signed by both The Company and The Client.  This agreement is not assignable by either party without the consent of the other.

(signature page to follow)

In witness whereof The Company and The Client have caused this Agreement to be executed on the date indicated in Schedule A.

MarketVoice  Inc.

Authorized person _/s/B. Michael Friedman___ Title_CEO_________ Date July 7, 2005

Guardian Technologies Intl. Inc.

Authorized person _/s/ Robert A. Dishaw_____ Title President______ Date July 7, 2005

Schedule A

Term of Commitment

(A)

This Agreement shall be for a term of six (6) months unless earlier terminated as provided herein.  The Company shall receive additional fees on a pre-approved basis in writing by the Client for any additional services not covered in this Agreement including postage, travel and administrative expenses not covered by this Agreement. Company will work with the Client on a non-exclusive basis. This Agreement may be terminated with thirty (30) days advance notice in writing at any time on the express consent of both parties. All fees due at the time of cancellation must be paid in full.

The Company shall commence providing services when it receives the first payment as outlined in Schedule C, and shall continue accordingly upon timely receipt of additional payments.

Schedule B

1)

Introduction to expanded shareholder base through Radio Show campaigns, CEO webcast interviews and extensive financial web site network.

2)

Unlimited Industry Press Release drafting and dissemination through Comtex, Knobias, and BusinessWire Network .

3)

Broker-Dealer conference calls and dissemination of corporate facts sheet to investment community including broker-dealers, investment funds and clubs, independent investor network.

4)

Corporate Road show presentations to Broker-Dealers, HedgeFunds to include: Maxim Group, Carlin Equities, Merrill Lynch, Spencer Edwards, Mid-Summer Fund,  Shemano Group, Edward Jones, etc.

5)

Create customized media player with interview for existing GDTI shareholders and institutional subscribers. (updated with each interview)

6)

Create Customized corporate research report for retail brokers, existing shareholders and institutional subscribers.

7)

Magazine and journal placement with Interactive CD-Rom Presentation Package

Schedule C

Payment for Services

1.

 Five Thousand Dollars ($5,000) per month for a term of six (6) months beginning from the date of execution of this Agreement. Fifty Thousand (50,000) Restricted Shares of GDTI with piggy-back registration rights to be filed within an SB2 registration.